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Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
Dot Hill Systems Corp.
at
$9.75 Net Per Share
by
Denali Acquisition Sub Corp.
a wholly owned subsidiary of
Seagate HDD Cayman
A wholly owned indirect subsidiary of
Seagate Technology Public Limited Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M. (EASTERN TIME)
ON OCTOBER 6, 2015, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 1, 2015

To Our Clients:

        Enclosed for your consideration are the offer to purchase, dated September 1, 2015 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement (as described below), constitutes the "Offer") in connection with the Offer by Denali Acquisition Sub Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Seagate HDD Cayman, an exempted company with limited liability organized under the laws of the Cayman Islands ("Parent"), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Dot Hill Systems Corp., a Delaware corporation ("Dot Hill"), at a price of $9.75 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        Your attention is directed to the following:

          1.     The tender price is $9.75 per Share, without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings.

          2.     The Offer is being made for any and all outstanding Shares.

          3.     The Offer and withdrawal rights will expire at 12:01 a.m. (Eastern Time) on October 6, 2015, unless extended or earlier terminated (such date and time, as it may be extended in accordance with the terms of the Acquisition Agreement, the "Expiration Date").

          4.     Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at 12:01 a.m. (Eastern Time) on October 6, 2015 (the date and time at which the Offer expires by its terms (as it may be extended in accordance with the terms of the Acquisition Agreement (as defined below)) is referred to herein as the "Expiration Date"), (i) there will have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by Parent and Purchaser, represent a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware, by the Depositary for the Offer pursuant to such procedures), (ii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated, (iii) the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have expired or been terminated, and (iv) any approvals, consents, authorizations or similar clearances required under the antitrust laws of any jurisdiction outside the U.S. that are applicable to such transactions in the reasonable judgment of Parent have been received or obtained. In addition, Purchaser will not be required to accept any Shares for payment pursuant to the Offer if, at the Expiration Date, (i) Dot Hill has breached its covenants under the Acquisition Agreement in any material respect, (ii) a Company Material Adverse Effect (as defined in the Offer to Purchase) has occurred and is continuing, or (iii) a governmental authority has (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger). The Offer also is subject to other conditions as described in this Offer to Purchase. The Offer is not subject to any financing condition.

          5.     The Offer is being made pursuant to the Acquisition Agreement, dated as of August 18, 2015 (as it may be amended or supplemented from time to time in accordance with its terms, the "Acquisition Agreement"), by and among Parent, Purchaser and Dot Hill. The Acquisition Agreement provides, among other things, that subject to the satisfaction or waiver of conditions set forth in the Acquisition Agreement, Purchaser will be merged with and into Dot Hill (the "Merger"), with Dot Hill continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent.

          6.     After careful consideration, Dot Hill's board of directors, among other things, has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of Dot Hill and its stockholders, (iii) approved the execution, delivery and performance by Dot Hill of the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, (iv) agreed that the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware, and (v) resolved to recommend that Dot Hill's stockholders tender their Shares to Purchaser pursuant to the Offer, all upon the terms and subject to the conditions set forth in the Acquisition Agreement.

          7.     Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC (the "Depositary") will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.

        Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

        Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Dot Hill Systems Corp.
at
$9.75 Net Per Share
by
Denali Acquisition Sub Corp.
a wholly owned subsidiary of
Seagate HDD Cayman
a wholly owned indirect subsidiary of
Seagate Technology Public Limited Company

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated September 1, 2015 (the "Offer to Purchase"), and the related Letter of Transmittal (the "Letter of Transmittal", which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Acquisition Agreement, constitutes the "Offer"), in connection with the Offer by Denali Acquisition Sub Corp. to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Dot Hill Systems Corp.

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)
Dated , 2015	Name(s)
* Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.	Address(es)

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  Exhibit (a)(1)(D)